UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of Earliest Event Reported): May 9, 2013

Aura Systems Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-17249	95-4106894
(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
Incorporation or Organization)

1310 East Grand Ave. El Segundo, California 90245
(Address of principal executive offices and zip code)

(310) 643-5300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01                      Entry into a Material Definitive Agreement.

Note and Warrant Financing

On May 9, 2013, Aura Systems Inc. (“Company,” “we,” “our,” or “us”) entered into a Securities Purchase Agreement (“Purchase Agreement”) with selected accredited investors (the “Buyers”), under which the Company offered and sold convertible notes and warrants.  Under the Purchase Agreement, on May 9, 2013 in an initial closing the Company issued to Buyers senior secured convertible notes in the aggregate principal amount of $750,000 which are convertible into shares of our common stock (each a “Note” and collectively, the “Notes”) and warrants to acquire up to 1,000,000 shares of our common stock for a period of seven years at an exercise price of $0.75 (each, a “Warrant” and collectively the “Warrants”).   According to the terms of the Warrants, if we make certain dilutive issuances, the exercise price of the Warrants will be lowered to the per share price for the dilutive issuances. We are required to repay the Note within 12 months of the issuance date. The Note bears interest at the rate of 12% per annum, unless an event of default has occurred (as determined in accordance with the Purchase Agreement), in which case the Note carries an interest rate of 18% per annum.  In addition, if an event of default occurs, the principal of and accrued interest on the Notes could be declared due and payable, unless the event of default has been waived in writing.  The Note is initially convertible into shares of common stock at a conversion price of $0.75 per share provided that if we make certain dilutive issuances, the conversion price of the Note will be lowered to the per share price for the dilutive issuances.  In the event that the Company receives at least $5,000,000 in aggregate gross proceeds from the sale of equity securities in one or series of related transactions on or before June 15, 2013 (a “Subsequent Financing”), the Buyers may require the Company redeem all or any portion of the balance of the Note in cash or may elect to cancel the Note and receive in exchange securities upon the same terms and form as issued to investors in such Subsequent Financing.  If a Subsequent Financing is not completed by June 15, 2013, the interest rate of the Note automatically increases to 16% per annum and the conversion price shall automatically be reset to $0.50 per share, subject to subsequent adjustment in the event of certain dilutive issuances.  The Company may not prepay the Notes until the earlier of (i) the date a Subsequent Financing is completed or (ii) June 15, 2013.  The Company also granted the Buyers customary piggy-back registration rights with respect to the shares issuable upon conversion of the Notes or exercise of the Warrants.  In addition to the foregoing we also entered into a security agreement (“Security Agreement”) with the Buyers pursuant to which we granted the Buyers a security interest in all of our assets except our patents and any other intellectual properties, to secure performance of the Notes.  The Purchase Agreement, Note, Warrant and Security Agreement are referred to as the “Transaction Documents”.  The discussion in this Item 1.01 provides only a brief description of the terms of the Transaction Documents, and is qualified in its entirety by the full text of the agreements to be furnished as exhibits in our periodic reports filed with the Securities and Exchange Commission.

Our board of directors has authorized the Transaction Documents which permits us to issue Notes with a total principal amount of up to $4,000,000 on the terms described above and in the forms of Transaction Documents.  We engaged a placement agent in connection with the foregoing transactions and agreed to pay as compensation to the agent a cash fee equal to 10% of the gross proceeds raised from this transaction, and a warrant for the purchase of 10% of the number of shares purchasable under warrants issued to the Buyers in the transaction, which warrant shall have a term of seven years and a per-share exercise price of $0.75.  The securities we agreed to issue in the foregoing transaction were not and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Exchange Agreement

On May 9, 2013 the Company entered into an Exchange Agreement (“Exchange Agreement”) with fifteen holders of warrants for the purchase of 5,390,000 shares of Company common stock (“Exchange Securities”).  The Exchange Securities, which include warrants issued to investors and to a placement agent, were originally issued in connection with the Company’s September 2011 private placement.  A description of the warrants is included in the Company’s current report on Form 8-K filed on September 27, 2011, which description is incorporated by reference.

 Under the Exchange Agreement, the Company agreed to issue a total of 4,581,500 shares common stock to the warrant holders (equal to 85% of the total number of shares of common stock purchasable under the Exchange Securities), in exchange for the cancellation of the Exchange Securities and release of obligations to the holders.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Note and Warrant Financing is incorporated herein by reference.

Item 3.02                      Unregistered Sales of Equity Securities

The information contained in Item 1.01 is hereby incorporated by reference. The Notes and Warrants under the Purchase Agreement, as well as the common stock issued pursuant to the Exchange Agreement, were offered and sold in transactions exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof and Rule 506 of Regulation D thereunder.  Each of the recipients of the foregoing securities was an “accredited investor” as defined in Regulation D.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURA SYSTEMS, INC.
Date: May 14, 2013	By:	/s/ Melvin Gagerman
		Name:	Melvin Gagerman
		Title:	Chief Executive Officer